Exhibit 10.20

BORU ENTERPRISES
INVESTMENT BANKING * MERCHANT BANKING * CONSULTING

To: John Berger
From: John T. Moran
Re: Trulite Inc. / Boru Enterprises, Inc. Consulting Agreement
March 26, 2006

       Thank you for the confidence that you have shown Boru Enterprises Inc. (Boru) by agreeing to hire us to assist you in the going public and capital raising process for Trulite, Inc. (Trulite). My understanding of the terms of our agreement is as follows:

       1)       Trulite desires to go public through the filing of a Form 10SB with the SEC followed by the filing of a Form 15C-211 with NASDAQ in order to permit its stock to trade on the NASDAQ Bulletin Board. The 10SB has been filed and been declared Effective. The 15C-211 will be filed in the immediate future. Boru will assist Trulite with identifying a NASD member firm to make this filing and will coordinate the effort until it is completed.

       2)       Trulite seeks to raise Bridge Capital to see it through its larger financing which will take place as soon as possible after the stock is trading. Boru will assist Trulite in raising this capital by introducing certain parties that may help Trulite in the public markets. These introductions shall be made pursuant to Boru’s sum certain consulting fee and no transaction based compensation shall be received by Boru for these introductions.

       3)       Trulite desires to file a Form SB-2 registration statement with the SEC. Boru will coordinate with Trulite and its professionals until the filing is declared Effective.

       4)       Trulite desires to raise significant capital in the public markets as soon as possible after SB-2 is declaired Effective. Boru will assist Trulite in this endeavor by introducing the Company to NASD Member Firms who might have an interest in raising this money.

       5)       It is anticipated that Trulite’s capital requirements will be ongoing. Boru will continue to assist Trulite in its search for capital through NASD Member Firms.

       6)       Boru will be available to the management of Trulite on an “As-Needed” basis for general consulting advice throughout this process.

       7)       The length of this commitment can not be determined at this time but it shall be for the duration of Trulite’s requirements. It is anticipated that these requirements will not be satisfied for at least two years.

In exchange for its efforts Boru shall receive the following compensation:

       1)       250,000 shares of Trulite’s restricted common stock which shall be included in Trulite’s currently anticipated SB-2 filing.

       2)       250,000 5-Year warrants to purchase Trulite’s common stock at a strike price of $3. The shares underlying these warrants shall be included in currently anticipated registration statement.

       3)       Boru shall be responsible for all of its own reasonable and customary expenses including but not limited to travel, entertainment, lodging and communications.

       4)       Boru shall serve Trulite as a consultant and not as an officer, director or employee.

       I look forward to continuing to work with you on this exciting project. If this memorandum accurately reflects your understanding of our agreement please indicate by signing below.

Acknowledge and Accepted

Trulite, Inc.	Boru Enterprizes, Inc
By:	By:
/s/ William J Berger	/s/ John Moran

William J. Berger Chairman of the Board Trulite, Inc.	John Moran President